Term sheet No. 65 To prospectus dated October 10, 2006 and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 Dated April 9, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Index+ Securities Linked to the Russell 2000® Index due May 3, 2010

General

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The securities are designed for investors who seek exposure to the appreciation of the Russell 2000® Index over the term of the securities. Investors should be willing to forgo coupon payments during the term of the securities and to lose up to 90.00% of their initial investment if the Russell 2000® Index declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about May 3*, 2010.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about April 25*, 2007 and are expected to settle on or about May 1*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Issue Price:	100% of the face amount.

Index:	The Russell 2000® Index (the “Index”).

Payment at Maturity:	Unless we exercise our Call Right, at maturity you will receive a cash payment, for each $1,000 security face amount, equal to $1,000 + [$1,000 x (Index Return + Out-Performance Amount)].

If the Index Ending Level declines from the Index Starting Level, you could lose up to $900 per $1,000 security face amount.

Index Return:	Index Ending Level – Index Starting Level

Index Starting Level

Index Starting Level:	The Index closing level on the Trade Date.

Index Ending Level:	The Index closing level on the Final Valuation Date.

Out-Performance Amount:	10.00%, which, unless we exercise our Call Right, results in a minimum payment at maturity of $100 per $1,000 security face amount.

Call Right; Redemption Price:

We may, in our sole discretion, redeem your securities in whole, but not in part, at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date for an amount in cash, per $1,000 face amount, equal to $1,350 (which equates to a 35.00% return). If we call the securities, we will give you notice not less than five (5) business days prior to the Call Date (the “Call Notice Date”) as described below under “Description of the Securities – Our Call Right.”

Trade Date:	April 25*, 2007

Final Valuation Date:	April 27*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of the Securities – Payment at Maturity” in this term sheet.

Maturity Date:	May 3*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of the Securities – Payment at Maturity” in this term sheet.

CUSIP:	2515A0 CE 1

ISIN:	US2515A0CE10

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks. See “ Risk Factors” beginning on page TS-7 in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security		$$0.00	$
Total		$$0.00	$

(1)	For more detailed information about discounts and commissions, please see “Underwriting” beginning on page TS-27 of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

SUMMARY

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page TS-7 in this term sheet, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this term sheet relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the securities offered by this term sheet and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this term sheet and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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The securities described in this term sheet are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the securities. This term sheet and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the securities under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. Neither the delivery of this term sheet nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this term sheet and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

•	You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this term sheet and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the securities and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the securities under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index from -100% to +100% and assumes an Index Starting Level of 813.35 (the actual Index Starting Level will be determined on the Trade Date) and that we do not exercise our right to redeem the securities, which we may do in our sole discretion at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date. We will likely exercise our right to redeem the securities if the level of the Index increases such that the anticipated payment at maturity would exceed a 35.00% return on the securities. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Index Ending Level	Index Return (%)	Out-Performance Amount	Payment at Maturity ($)	Return on Security (%)
1626.70	100.00%*	10.00%	$2,100.00*	110.00%*
1545.37	90.00%*	10.00%	$2,000.00*	100.00%*
1464.03	80.00%*	10.00%	$1,900.00*	90.00%*
1382.70	70.00%*	10.00%	$1,800.00*	80.00%*
1301.36	60.00%*	10.00%	$1,700.00*	70.00%*
1220.03	50.00%*	10.00%	$1,600.00*	60.00%*
1138.69	40.00%*	10.00%	$1,500.00*	50.00%*
1057.36	30.00%*	10.00%	$1,400.00*	40.00%*
976.02	20.00%*	10.00%	$1,300.00*	30.00%*
894.69	10.00%	10.00%	$1,200.00*	20.00%*
813.35	0.00%	10.00%	$1,100.00	10.00%
732.02	-10.00%	10.00%	$1,000.00	0.00%
650.68	-20.00%	10.00%	$900.00	-10.00%
569.35	-30.00%	10.00%	$800.00	-20.00%
488.01	-40.00%	10.00%	$700.00	-30.00%
406.68	-50.00%	10.00%	$600.00	-40.00%
325.34	-60.00%	10.00%	$500.00	-50.00%
244.01	-70.00%	10.00%	$400.00	-60.00%
162.67	-80.00%	10.00%	$300.00	-70.00%
81.34	-90.00%	10.00%	$200.00	-80.00%
0.00	-100.00%	10.00%	$100.00	-90.00%

*If we exercise our right to redeem your securities, which we may do in our sole discretion at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date, you will receive an amount in cash, per $1,000 security face amount, equal to $1,350.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming that we do not exercise our right to redeem the securities, which we may do in our sole discretion at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date. We will likely exercise our right to redeem the securities if the level of the Index increases such that the anticipated payment at maturity would exceed a 35.00% return on the securities.

Example 1: The level of the Index increases from the Index Starting Level of 813.35 to the Index Ending Level of 894.69. Because the level of the Index increases from the Index Starting Level of 813.35 to the Index Ending Level of 894.69, the investor receives a payment at maturity of $1,200 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (10.00% + 10.00%)] = $1,200

Example 2: The level of the Index declines from the Index Starting Level of 813.35 to the Index Ending Level of 650.68. Because the level of the Index declines from the Index Starting Level of 813.35 to the Index Ending Level of 650.68, the investor receives a payment at maturity of $900 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-20.00% + 10.00%)] = $900.00

Example 3: The level of the Index declines from the Index Starting Level of 813.35 to the Index Ending Level of 0. Because the level of the Index declines from the Index Starting Level of 813.35 to the Index Ending Level of 0, the investor will receive a payment at maturity of $100.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-100.00% + 10.00%)] = $100.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL IF THE SECURITIES ARE NOT CALLED — The securities are not subject to a predetermined maximum gain and, accordingly, so long as we do not exercise our right to redeem the securities prior to maturity, any return at maturity will be determined by the appreciation of the Index. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due. In addition, we will likely exercise our right to redeem the securities at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date, if the level of the Index increases such that the anticipated payment at maturity would exceed a 35.00% return on the securities.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the face amount of your securities is protected against a decline in the Index Ending Level, as compared to the Index Starting Level, of up to 10.00%. If the Index Ending Level declines by more than 10.00%, for every 1.00% decline beyond 10.00%, you will lose an amount equal to 1.00% of the face amount of your securities. Accordingly, at maturity you will receive a payment equal to at least $100 for each $1,000 security face amount.

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INDEX RETURN ENHANCED BY THE OUT-PERFORMANCE AMOUNT — The securities provide the opportunity to enhance equity returns by increasing the Index Return (which may be positive or negative) by the Out-Performance Amount of 10.00%. For example, an Index Return of 10.00%, enhanced by the Out-Performance Amount of 10.00%, will result in a 20.00% return on the securities at maturity, whereas an Index Return of -20.00%, enhanced by the Out-Performance Amount of 10.00%, will result in a 10.00% loss of your initial investment at maturity.

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POTENTIAL FOR EARLY EXIT WITH APPRECIATION AS A RESULT OF THE CALL FEATURE — While the original term of the securities is three years, the securities may be called at our option before maturity at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date. If we elect to redeem the securities, you will be entitled to receive $1,350 for each $1,000 security face amount.

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RETURN LINKED TO THE PERFORMANCE OF THE RUSSELL 2000® INDEX — The return on the securities is linked to the performance of the Russell 2000® Index. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index, and represents approximately 8% of the total market capitalization of the companies composing the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. See “The Russell 2000® Index” in this term sheet.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in this term sheet entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe that it is reasonable to characterize the securities as cash-settled prepaid financial contracts for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the securities should be treated as long-term capital gain or loss if you hold the securities for more than one year prior to sale, call or maturity. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described in this term sheet.

In addition, under current law the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of this term sheet beginning on page TS-7.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF UP TO 90.00% OF YOUR INITIAL INVESTMENT — The securities do not guarantee any return of your initial investment in excess of $100 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Index Ending Level, as compared to the Index Starting Level, except as enhanced by the Out-Performance Amount of 10.00%. Accordingly, you could lose up to $900 for each $1,000 security face amount that you invest.

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OUR RIGHT TO CALL THE SECURITIES PRIOR TO THE MATURITY DATE, IF EXERCISED, WILL LIMIT YOUR RETURN ON THE SECURITIES — Your ability to participate in the appreciation of the Index will likely be limited by the exercise of our right to call the securities at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date. If we call the securities, the return on each $1,000 security face amount will be equal to 35.00%, or $350, and will not be determined by reference to the Index Return even though the Index Return may reflect appreciation in the Index that is significantly greater than 35.00%. In addition, if the securities are called, you will bear the risk of reinvestment, which may be at rates of return less than you would have received had we not called the securities.

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CERTAIN BUILT-IN COSTS WILL LIKELY ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity or upon early redemption described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Index at any time, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, and which are set out in more detail in the “Risk Factors” section of this term sheet beginning on page TS-7.

RISK FACTORS

Your investment in the securities will involve certain risks. The securities will not pay a coupon or guarantee any return of your initial investment prior to maturity. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. In addition, your investment in the securities entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement and the prospectus before you decide that an investment in the securities is suitable for you.

The securities do not pay a coupon or guarantee the return of your initial investment at maturity.

The securities do not pay a coupon. If we do not exercise our Call Right, you may lose up to 90.00% of your investment at maturity if the Index Ending Level declines from the Index Starting Level. The return on the securities at maturity, if any, may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time incurred during the term of the securities.

Market factors may influence whether we exercise our Call Right prior to the Maturity Date.

Your ability to realize market value appreciation of the securities is limited by our right to redeem the securities at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date. It is very likely that we will exercise our Call Right if the level of the Index increases such that the anticipated payment at maturity would exceed a 35.00% return on the securities. If we exercise our Call Right, you will receive a payment in cash of $1,350 per $1,000 security face amount. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore your return may be less than the return you would have otherwise received if you had invested directly in the Index, the equity securities included in the Index or contracts relating to the Index for which there is an active secondary market. In addition, if we redeem the securities prior to the Maturity Date, you may be unable to reinvest in securities with similar risk and yield as the securities.

Your return on the securities, if any, generally will not reflect dividends on the common stocks of the companies underlying the Index.

Your return on the securities, if any, will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the securities by reference to the Index Ending Level. The Index Ending Level reflects the prices of the common stocks as calculated in the Index without taking into consideration the value of dividends paid on those stocks.

The Index Ending Level may be less than the Index closing level on the Maturity Date of the securities or at other times during the term of the securities.

Because the Index Ending Level will be calculated based on the Index closing level on the Final Valuation Date, the Index closing level on the Maturity Date or at other times during the term of the securities, including dates near the Final Valuation Date, could be higher than the Index Ending Level. This difference could be particularly large if there is a significant increase in the level of the Index after the Final Valuation Date, if there is a significant decrease in the level of the Index around the time of the Final Valuation Date or if there is significant volatility in the

Index closing level during the term of the securities (especially on dates near the Final Valuation Date). For example, if the Index closing levels increase or remain relatively constant during the term of the securities and then decrease below the Index Starting Level just prior to the Final Valuation Date, the Index Ending Level may be significantly less than if it were calculated on a date earlier than the Final Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Index, the component stocks underlying the Index or contracts relating to the Index for which there is an active secondary market. Even if the level of the Index increases during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the securities declines because the market value of the securities will not be influenced solely by the changes in the level of the Index.

Secondary trading may be limited.

The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

The securities are not designed to be short-term trading instruments.

The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the face amount of the securities, even in cases where the Index has appreciated since the trade date. The potential returns described in this term sheet assume that your securities, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the securities will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the securities. We expect that, generally, the level of the Index on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the level of the Index. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index;

•	the time to maturity of the securities;

•	our right to redeem the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	economic, financial, political, regulatory or judicial events that affect the component stocks underlying the Index or stock markets generally and that may affect the Index Ending Level;

•	supply and demand for the securities; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may lose up to $900 per $1,000 security face amount.

The inclusion in the original issue price of the cost of hedging our obligations under the securities directly or through one or more of our affiliates is likely to adversely affect the value of the securities prior to maturity.

While the payment at maturity will be based on the full face amount of your securities as described in this term sheet, the original issue price of the securities includes the cost of hedging our obligations under the securities directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

The Frank Russell Company (“Frank Russell”) may adjust the Index in ways that affect its level, and Frank Russell has no obligation to consider your interests.

Frank Russell, which is the sponsor of the Index, is responsible for calculating and maintaining the Index. Frank Russell can add, delete or substitute the component stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company it replaces. Additionally, Frank Russell may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the securities. Frank Russell has no obligation to consider your interests in calculating or revising the Index.

We do not control the Index or the component stocks underlying the Index.

We are not affiliated with any of the companies whose stocks are included in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the component stocks underlying the Index or your securities. None of the money you pay us will go to Frank Russell or any of the companies included in the Index, and none of those companies will be involved in the offering of the securities in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

You will not have voting rights or rights to receive dividends.

As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

We or our affiliates may have economic interests adverse to those of the holders of the securities.

Deutsche Bank AG and our affiliates trade the component stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and our affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or its interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the securities and the amount payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are included in the Index. Any prospective purchaser of securities should undertake such independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

Additionally, we or one or more of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of the Index or the component stocks underlying the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

We may have hedged our obligations under the securities directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the component stocks underlying the Index and the level of the Index and, therefore, the market value of the securities. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Index Ending Level, the Index Return and the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the securities, which may affect your return on the securities, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Return on the Final Valuation Date and calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that the Final Valuation Date and the Maturity Date will be postponed, and your return will be adversely affected.

Holdings of the securities by our affiliates and future sales may affect the price of the securities.

Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10.00% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

The U.S. tax consequences of an investment in the securities are unclear.

There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain and no assurance can be given that the IRS or the courts will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for a security, the timing and character of income on a security might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments for a security) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of this term sheet entitled “Certain U.S. Federal Income Tax Consequences.”

Your investment in the securities is not insured by the FDIC.

The securities are not insured by the Federal Deposit Insurance Corporation.

DESCRIPTION OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “security” refers to each $1,000 security face amount of our Index+ Securities Linked to the Russell 2000® Index.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the Index. The securities are a series of securities referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The securities do not pay a coupon. Unless we exercise our Call Right (as described below), at maturity you will receive a payment in cash the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount and issue price of each security is $1,000. The securities will be represented by one or more permanent global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payment at Maturity

The “Maturity Date” will be May 3, 2010, unless that day is not a business day, in which case the Maturity Date will be the first following business day. Unless we exercise our Call Right, on the Maturity Date you will receive a cash payment, for each $1,000 security face amount, calculated as follows:

$1,000 + [$1,000 x (Index Return + Out-Performance Amount)]

If the Index Ending Level declines from the Index Starting Level, you could lose up to $900 per $1,000 security face amount.

The “Index Return” will be calculated as follows:

Index Return =	Index Ending Level – Index Starting Level
Index Starting Level

The “Index Starting Level” is the Index closing level on April 25, 2007 (the “Trade Date”).

The “Index Ending Level” is the Index closing level on the Final Valuation Date.

The “Out-Performance Amount” is equal to 10.00%.

The “Final Valuation Date” will be April 27, 2010, unless that day is not a business day, in which case the Final Valuation Date will be the first following business day.

If the Final Valuation Date is not a trading day or if there is a market disruption event on such day, the Final Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Index Ending Level will not be determined on a date later than the tenth trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index Ending Level on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth trading day of each component stock most recently underlying the Index.

If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following such Final Valuation Date, as postponed.

The “Index closing level” on any trading day will be equal to the closing level of the Index or any successor index (as defined below under “The Russell 2000® Index — Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation) or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for the Index.

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for the Index.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in open market transactions or by private agreement.

Our Call Right

We may redeem your securities, in whole but not in part, at any time from (and including) May 1, 2008 to (and including) the Final Valuation Date at our option.

If we choose to exercise our Call Right, we will notify DTC (the holder of the global security) not less than five (5) business days before the Call Date (the “Call Notice”). The day we give the Call Notice, which will be a business day, will be the “Call Notice Date,” and the day we select for redemption, which we will specify in our Call Notice, will be the “Call Date.” We will not give a Call Notice that results in a Call Date later than the Maturity Date.

On the Call Date we will pay you an amount in cash, for each $1,000 security face amount, equal to $1,350 (which equates to a 35.00% return).

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Index Ending Level, the Index Return and the amount that we will pay you at maturity. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this term sheet without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Index Starting Level, the Index Ending Level, the Index Return or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 security face amount at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate face amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your securities is accelerated, we will pay a default amount in respect of the securities equal to the amount payable at maturity per $1,000 security face amount as described above under “— Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate face amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

THE RUSSELL 2000® INDEX

We have derived all information contained in this product supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Russell 2000® Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell, and measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”) or in the over-the-counter market and are 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents approximately 8% of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000® Index. The Russell 2000® Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index. The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Component Stocks relative to the capitalization on a base date. The current Russell 2000® Index value is calculated by adding the market values of the Russell 2000® Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Russell 2000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares – when shares of a company in the Russell 2000® Index are held by another company also in the Russell 2000® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•

Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 2000® Index, partnerships, insurance companies not in the Russell 2000® Index, mutual funds, banks not in the Russell 2000® Index or venture capital funds;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•

Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an Russell 2000® Index adjustment is required.

•	“No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over a year will fluctuate according to corporate activity.

•

Rule for Deletions - When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 2000® Index at the market close on the effective date or when the stock is no longer trading on the exchange.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Russell 2000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

•

Deleted Stocks – Effective on January 1, 2002, when deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

•

Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Index. Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 2000® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell 2000® Index calculations.

Disclaimers. The securities are not sponsored, endorsed, sold, or promoted by Frank Russell or any successor thereto or index owner, and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell’s only relationship to Deutsche Bank AG and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to Deutsche Bank AG and its affiliates or the securities. Frank Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Deutsche Bank AG and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of entering into this transaction.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Russell 2000® Index, and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000® Index (such index being referred to herein as a “Russell successor index”), then any Russell 2000® Index closing level will be determined by reference to the level of such Russell successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Russell successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Russell successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Frank Russell Company discontinues publication of the Russell 2000® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a Russell successor index and publication of such Russell successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Russell 2000® Index closing level for such date. The Russell 2000® Index closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Russell 2000® Index or Russell successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell 2000® Index or Russell successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000® Index or Russell successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Russell 2000® Index or a Russell successor index, or the level thereof, is changed in a material respect, or if the Russell 2000® Index or a Russell successor index is in any other way modified so that the Russell 2000® Index or such Russell successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000® Index or such Russell successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Russell 2000® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or such Russell successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Russell 2000® Index closing level with reference to the Russell 2000® Index or such Russell successor index, as adjusted. Accordingly, if the method of calculating the Russell 2000® Index or a Russell successor index is modified so that the level of the Russell 2000® Index or such Russell successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell 2000® Index or such Russell successor index), then the calculation agent will adjust its calculation of the Russell 2000® Index or such Russell successor index in order to arrive at a level of the Russell 2000® Index or such Russell successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 2, 2002 through April 5, 2007. The Index closing level on April 5, 2007 was 813.35. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level. We cannot give you assurance that the performance of the Index will result in a return on your initial investment.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities to holders who purchase the securities at the “issue price” and will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this term sheet may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a security as part of a hedging transaction, straddle, conversion or integrated transaction, or a United States holder (as defined below) who has a “functional currency” other than the U.S. dollar.

In addition, we will not attempt to ascertain whether any of the entities in the S&P would be treated as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more of such entities were so treated, certain adverse U.S. federal income tax consequences might apply, to a non-United States holder upon the sale, exchange or retirement of a security. You should refer to information filed with the SEC by such entities and consult your tax adviser regarding the possible consequences to you if any of such entities is or becomes a USRPHC.

Tax Characterization of the Securities

We believe that it is reasonable to treat a security as a cash-settled prepaid financial contract for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to a security, significant aspects of the U.S. federal income tax consequences of an investment in a security are uncertain. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the treatment described herein. Accordingly, you are urged to consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including the alternative treatments described below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above characterization is respected.

Tax Consequences to United States Holders

The following discussion applies to “United States holders” of the securities. You are a “United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming that the characterization of the securities described above is respected, the following are the anticipated U.S. federal income tax consequences of the ownership and disposition of the securities.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the securities prior to maturity other than pursuant to a sale, exchange or early retirement, as described below.

Sale, Exchange or Early Retirement of a Security. Upon a sale or exchange of a security prior to its maturity date, upon the receipt of the cash payment in retirement of a security at maturity or upon an exercise of our Call Right, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your adjusted tax basis in the security so sold, exchanged or retired. Your adjusted tax basis in a security should equal the cost thereof. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held your security for more than one year. The deductibility of capital losses is subject to certain limitations.

Even if the treatment of a security as a prepaid financial contract is respected, it is possible that certain paying agents might withhold on the payment of the Out-Performance Amount at a rate of 30% unless you claim an exemption or reduction under an applicable income tax treaty. You should consult your tax adviser regarding the possibility of such withholding, including the possibility of obtaining a refund of withheld amounts.

Possible Alternative Tax Treatments of an Investment in a Security. Due to the absence of authorities that directly address the proper treatment of a security, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. Alternative U.S. federal income tax treatments of the securities are possible, which, if applied, could materially affect the timing and character of the income or loss with respect to a security. It is possible, for example, that the securities could be treated as debt instruments issued by us. In that event, the securities would be governed by Treasury Regulations relating to the taxation of contingent payment debt instruments. Under such treatment, even if you are a cash-method taxpayer, in each year that you held a security you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined at the time of issuance of the securities, even though no corresponding cash would be received on the securities. In addition, any gain on the sale, exchange or retirement of the securities (including upon exercise of our Call Right) would generally be treated as ordinary income, and any loss would be treated as an ordinary loss to the extent of your prior accruals of original issue discount, and as a capital loss thereafter. Other treatments also are possible. It is possible, for example, that the Out-Performance Amount could be treated separately as an item of ordinary income rather than being included in the determination of capital gain or loss. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security.

Tax Consequences to Non-United States Holders

The following discussion applies to you only if you are a “non-United States holder” of a security. You are a “non-United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security that is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. You are not a non-United States holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. Such a holder should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the disposition of a security.

Sale, Exchange or Retirement of a Security. Gain from the sale or exchange of a security prior to its maturity date, upon the receipt of the cash payment in retirement of such security at maturity or upon exercise of our Call Right should not be subject to U.S. federal income or withholding tax unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences under Possible Alternative Characterizations. If the securities were treated as debt instruments, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. federal income or withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable documentation requirement; and (ii) any gain realized on a sale, exchange or retirement of the securities is not effectively connected with your conduct of a trade or business in the United States.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the securities are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a United States holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a United States holder) or meet certain other conditions. If you are a non-United States holder and you comply with the identification procedures described in the preceding section, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the securities includes the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of this term sheet, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the component stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity could potentially increase the level of the Index as well as the Index Starting Level and, therefore, effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the component stocks underlying the Index or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA, as agents, and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in the offering of the securities has agreed to purchase, and we have agreed to sell, the face amount of securities set forth on the cover page of this term sheet. DBSI and DBTCA will not receive a commission in connection with the sale of the securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this term sheet. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in this term sheet, or we may pay other fees, in the amount set forth on the cover page of this term sheet. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate face amount of securities offered pursuant to this term sheet is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this term sheet, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this term sheet, the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this term sheet and the accompanying prospectus supplement or prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

We expect to deliver the securities against payment for the securities on or about the fourth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their securities on the Trade Date or the next succeeding business day will be required, by virtue of the fact that we expect the securities initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.